UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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AVIGEN, INC.
(Name of Registrant as Specified in Its Charter)

BIOTECHNOLOGY VALUE FUND, L.P.
BIOTECHNOLOGY VALUE FUND II, L.P.
BVF INVESTMENTS, L.L.C.
INVESTMENT 10, L.L.C.
BVF PARTNERS L.P.
BVF INC.
BVF ACQUISITION LLC
MARK N. LAMPERT
OLEG NODELMAN
MATTHEW D. PERRY
ROBERT M. COPPEDGE

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Biotechnology Value Fund, L.P. (“BVF”), together with the other participants named herein, has made a definitive filing with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for the removal of the members of the Board of Directors of Avigen, Inc. (“Avigen”), without cause, and for the election of BVF’s slate of director nominees to replace the removed directors at a special meeting of stockholders, scheduled by Avigen at the request of BVF and Biotechnology Value Fund II, L.P. (“BVF2”) to be held on March 27, 2009.

Item 1: On March 10, 2009, the New York Times published the following article:

Drug Investors Lose Patience

By ANDREW POLLACK

As merger mania plays out among the pharmaceutical giants, a different sort of financial frenzy has seized some small, struggling drug makers. Investors are demanding that stragglers close up shop and hand over any remaining cash.

That is what happened to one company, Avigen, after its most promising drug failed in a clinical trial last October. Avigen said it would do what countless other biotechnology companies had done in similar circumstances: move on to the next product in its pipeline.

Not so fast, said its biggest shareholder, the Biotechnology Value Fund. The fund demanded that Avigen, after 16 years of trial and error, immediately liquidate itself and return its remaining cash to shareholders.

So much for the traditional model of patience in biotechnology investing, in which companies may burn through more than a decade and hundreds of millions of venture capital or shareholder dollars before reaching profitability — if they ever get there. Now, with cash scarce, credit tight and big drug companies like Merck intent on branching into biotechnology themselves, struggling start-ups may no longer get second and third chances to succeed.

In at least eight cases in the last year, anxious investors have tried to block an unsuccessful biotech company’s quest for the next blockbuster, and have fought with management for control of the corporate carcass. The investors argue that the remaining cash belongs to them and that they — not a losing company’s executives — should decide how to invest it.

Some companies, including Avigen, are fighting back. “I hear that argument” about shareholder rights, said Kenneth G. Chahine, Avigen’s chief. “But it’s really ‘I want to raid the cash.’ We’re back to 1987 and ‘Barbarians at the Gate.’ ”

Such battles have become much more common in recent months, as the stock market crash has pounded the value of many biotech companies to less than the cash on hand. When that happens, investors can realize an immediate return if the company dissolves itself — even if some of the cash will be consumed in closing the company.

In some cases, investors are succeeding. Under pressure from the hedge fund RA Capital Management, for example, Northstar Neuroscience, a medical device company in Seattle whose stroke treatment failed, is proposing to liquidate, with shareholders receiving an estimated $1.90 to $2.10 a share in cash. The company’s stock, which had been as low as 90 cents in November, closed at $1.90 on Monday.

Another company, Trimeris, whose only product, the AIDS drug Fuzeon, has lost sales to newer competitors, halted research and development last year and repaid $55 million — or $2.50 a share — to stockholders. The company continues in business, but with few employees.

And two companies, VaxGen and NitroMed, have canceled planned reverse mergers because of shareholder opposition. In a reverse merger, a publicly traded company essentially cedes its cash and stock listing to a private company with presumably better prospects.

For every Gilead Sciences, which spent $450 million over 15 years and abandoned its original technology before becoming profitable, there have been countless “zombies” — companies that lurch from product to product, surviving years or even decades without ever achieving success.

One company so tarred, by one of its biggest investors, is Penwest Pharmaceuticals.

“The company’s history is an unfortunate progression of failed development programs,” Perceptive Advisors, an investor in the company, wrote in November to Penwest’s board. Perceptive demanded that Penwest cease all research and development and become a virtual company that would just collect royalties on its one successful drug. Penwest defended its track record and said it was sticking to its course.

Some investors say that with capital markets now so tight, the walking dead should be buried to free up financing for more viable companies. “It’s in a time like this that the good companies are being dragged down by the bad ones,” said Oleg Nodelman, a portfolio manager at the Biotechnology Value Fund.

In some cases, however, the investors asking for their money back are not long-suffering shareholders. They are speculators who bought in only after the stock price collapsed, hoping to make a quick killing.

Tang Capital Partners, for instance, began accumulating its 14.9 percent stake in Vanda Pharmaceuticals only after the Food and Drug Administration rejected Vanda’s schizophrenia drug in July. Tang is now pressing for the company to cease all operations and return cash to shareholders. Vanda’s stock is trading at 80 cents, well below the $1.74 a share in cash it had as of Dec. 31.

Vanda says that it is still hopeful that it can get its drug approved and that liquidation is not in the interest of all shareholders.

The Biotechnology Value Fund, often called BVF, was a longtime shareholder in Avigen. But it sold 640,000 shares, nearly all its holdings, for about $3.95 to $4.60 a share. The sale was near the stock’s highs for the year — in the two months before Avigen was scheduled to announce, in October, the clinical trial results of its drug to treat a symptom of multiple sclerosis.

After the drug failed, BVF swooped in and bought more than eight million shares, nearly a 30 percent stake, at about 58 cents a share. That was well below Avigen’s cash total of about $1.90 a share at the time.

BVF has made a $1-a-share tender offer for Avigen and is trying to replace the directors. If it gains control, it could liquidate Avigen or sell it to MediciNova, which has said it wants to buy it. Mr. Chahine, the chief of Avigen, which is based in Alameda, Calif., said its assets might be parlayed into a deal that would be worth more than BVF or MediciNova would pay and more than the liquidation value. “All we’re saying is, give us an opportunity to canvass the field, see what’s out there and bring something to the shareholders,” he said.

But Mr. Nodelman said such a process might eat up the company’s remaining cash. “Someone’s got to police the space,” he said. “We’re making sure that the last $50 million in the company don’t go to the bankers and the consultants and the golden parachutes.”

BVF, which specializes in smaller biotech companies, has become the most outspoken investor pressing for its money back. The fund, based in San Francisco, gets about half of its capital from the Ziff family, which made its fortune in magazine publishing.

Mr. Nodelman makes no apologies for BVF’s having bought Avigen stock again after the collapse. The fund is also pressing for a cash-out to shareholders from CombinatoRx. BVF has been a continuous shareholder in the company, although it added to its stake after some CombinatoRx clinical trials failed.

CombinatoRx, whose strategy is to combine two old drugs to make one new one, has lost $236 million since its inception in 2000. The company has about $1.45 a share in cash, but its stock is trading for only 66 cents.

Alexis Borisy, the chief executive, said the company, based in Cambridge, Mass., was not ready for the grave. “We obviously think there’s a lot of upside value in the CombinatoRx technology,” he said.

BVF and CombinatoRx are now in confidential discussions about the company’s future.

BVF is also one of four investors, which collectively own about two-thirds of the shares, demanding money back from Neurobiological Technologies of Emeryville, Calif.

The company’s stroke drug is derived from the venom of the Malayan pit viper. Three of the investors, including BVF, were shareholders when that drug failed in a clinical trial in December. The fourth bought in after the failure. The stock now trades at 58 cents, but its liquidation value would be as high as $1 a share.

Matthew Loar, the chief financial officer, said the company was sympathetic to the requests but had not yet decided what to do. In any case, he said, it could not act as fast as the investors want.

“You can’t just turn off the lights in a company in a day,” he said. Among other things, the company must figure out what to do with 1,000 poisonous snakes, he said. “We’re going to get rid of them in the most expeditious, reasonable way possible.”